Exhibit 10.47

Turtle Beach Corporation

Retention Plan

Plan Document

ARTICLE I
PURPOSE
The purpose of the Turtle Beach Corporation (the “Company”) Retention Plan (this “Plan”) is to encourage the continued employment of certain employees of the Company in the event of a Change in Control.
ARTICLE II
DEFINITIONS
“Administrator” means the committee appointed by the Board to administer the Plan.
“Base Pay” means the Participant’s annual base salary at the rate in effect as of the day prior to his or her termination of employment.
“Board” means the Board of Directors of the Company.
“Cause” shall have the meaning ascribed to it in a Participant’s employment or consulting agreement or, if no employment or consulting agreement is in effect or if “cause” is not defined therein, “Cause” shall mean: (a) the Participant’s conviction of or plea of guilty or nolo contendere to a felony; (b) a determination by the Board that the Participant committed fraud, misappropriation or embezzlement against any person; (c) the Participant’s material breach of the terms of any material written agreement with the Company or any affiliate to which Participant is a party; (d) the Participant’s willful misconduct or gross neglect in performance of Participant’s duties; or (e) the Participant’s failure or refusal to carry out material responsibilities reasonably assigned by the Board or the Company’s Chief Executive Officer to the Participant; provided, however, that with respect to subsections (c), (d) and (e) above, Cause will only be deemed to occur after written notice to the Participant of such action or inaction giving rise to Cause and the failure by the Participant to cure such action or inaction (which is capable of cure) within 30 days after written notice.

“Change in Control” means, any of the following events occurring after the date hereof: (a) a “person” (as such term in used in Sections 13(d) and 14(d) of the 1934 Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13D-3 under the 1934 Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; (b)    the Company merges or consolidates with any other corporation, other than in a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) directly or indirectly, at least fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (c) the sale or other disposition of all or substantially all of the Company’s assets. Notwithstanding anything in this Plan to the contrary, no event that would be a Change in Control as defined above shall be a Change in Control unless such event also constitutes a “change in control event” as defined in Section 409A of the Code.

“Good Reason” shall have the meaning ascribed to it in a Participant’s employment or consulting agreement or, if no employment or consulting agreement is in effect or if “good reason” is not defined therein, “Good Reason” shall mean: (a) a material diminution, without a Participant’s consent, in such Participant’s title, duties or responsibilities as in effect immediately before such diminution; (b) a material breach by the Company of any written employment agreement between a Participant and the Company; (c) a material reduction in a Participant’s base salary or target bonus opportunity by the Company or (d) the relocation of Participant’s primary office location more than 50 miles from the original office location; in each case, after written notice to the Company thereof and the Company’s failure to remedy such diminution, breach, reduction or relocation within 30 days thereafter and where the Participant actually terminates employment within 60 days after the expiration of such cure period.
“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.
“Participant” means an employee of the Company who is designated by the Board as being covered by the Plan.
“Participation Percentage” means, with respect to any Participant, the number of Participation Points held by such Participant at the time of the Change of Control divided by the aggregate number of Participation Points granted (and not retired by the Company) prior to the time of the Change of Control.
“Participation Point” means a hypothetical unit designated by the Company as a metric for determining the portion of the Retention Bonus Pool to which a Participant is entitled. For the avoidance of doubt, Participation Points do not represent shares of the Company’s common stock or any other equity security of the Company or any of its affiliates, nor does a Participation Point provide any rights to obtain ownership of any shares of the Company’s common stock or any other equity security of the Company of any of its affiliates.
“Net Enterprise Value” means the enterprise value of the Company at the time of a Change in Control, calculated using a trailing twelve month average with respect to the amount of debt outstanding under any revolving credit facility, the amount outstanding under any term loans or with respect to any preferred stock, in each case, at the time of the Change in Control and the amount of consideration received by common stockholders in connection therewith, less the amount of any transaction related expenses, including the fees and expenses of financial advisers, accountants and attorneys.

“Retention Bonus Pool” means (x) five percent (5.0%) of the Net Enterprise Value, subject to adjustment by the Administrator less (y) the aggregate amount of Fixed Amount Retention Bonuses payable hereunder upon a Change in Control.
“Target Bonus” means a Participant’s annual target bonus under the Company’s Management Incentive Plan for the calendar year in which the Transaction Date occurs.
“Transaction Date” means the date upon which a Change in Control occurs.
ARTICLE III
ELIGIBILITY
3.1.        Eligibility. Any employee of the Company designated in writing by the Board is eligible to participate in the Plan.
ARTICLE IV
RETENTION BONUS; PARTICIPATION POINTS
If a Participant is continuously employed in good standing by the Company to the date of a Change in Control, (i) all unvested stock options under the Company’s equity incentive plans held by such Participant shall immediately vest upon such Change in Control except to the extent that the acquiring person in a Change in Control or its direct or indirect parent agrees to assume such unvested stock options or replace them with options that maintain the existing aggregate option spread of such unvested options, provide for vesting that is not less favorable to the Participant and are otherwise substantially similar to such unvested stock options in connection with the Change in Control and (ii) such Participant shall receive a Retention Bonus equal to (x) if such Participant’s grant provided for Participation Points, his or her Participation Percentage multiplied by the amount of the Retention Bonus Pool or (y) if such Participant’s grant provided for a fixed Retention Bonus (a “Fixed Amount Retention Bonus”), the amount specified in such grant, such amount payable on the date which is 9 months following the date of such Change in Control if the Participant remains continuously employed in good standing by the Company through the date of payment of such Retention Bonus; provided, that, if such Participant’s employment is terminated by the Company without Cause or by the Participant for Good Reason at or following such Change in Control, then such Participant shall receive such Retention Bonus within 30 days of such termination if not previously paid.
Each Participant will receive a grant document from the Administrator, a form of which is attached as Exhibit A, providing such Participant with either a number of Participation Points or a fixed Retention Bonus amount.

ARTICLE V
SEVERANCE
If a Participant is terminated by the Company without Cause or a Participant terminates his or her employment for Good Reason during the one year period following a Change in Control, then subject to the Participant’s execution and non-revocation of a general release in form and substance satisfactory to the Company, the Participant will be entitled to the following: (i) a lump-sum payment equal to 100% of the Participant’s Target Bonus for the year of termination multiplied by a fraction the numerator of which is the total number of days that the Participant was employed by the Company during such year and the denominator of which is 365; (ii) continuation of the Participant’s Base Pay for six (6) months from the termination date of the Participant’s employment in accordance with the Company’s ordinary payroll practices; and (iii) if the Participant elects coverage under COBRA, reimbursement for the full amount of premiums for such continuation coverage for a period of six (6) months; provided, that, if a Participant is entitled to severance benefits under such Participant’s employment agreement, then the Participant shall only be entitled to the larger benefit for each of the items above as between the severance benefits in such employment agreement and under this Plan, but not both.
ARTICLE VI
ADMINISTRATION
The Administrator shall administer the Plan and shall have the power to implement, operate and interpret the Plan in its discretion and, further, to take such other action as the Administrator deems appropriate under the circumstance in light of the purpose of the Plan, including, but limited to, substituting the Retention Bonus contemplated by Article IV and/or the severance benefits under Article V with payments or benefits of reasonably equivalent value. In all cases, the rights and benefits of Participants under the Plan shall be governed solely by the terms and conditions of the Plan. Interpretation and application of the Plan, including the construction of all Plan provisions and the determination of eligibility for benefits, shall be made by the Administrator, and are within the Administrator’s sole and absolute discretion.
ARTICLE VII
MISCELLANEOUS
7.1.        Amendment. Prior to the Transaction Date, the Plan may be amended at any time by the Administrator. On or after Transaction Date, the Plan may not be amended.
7.2.        Termination. Prior to the Transaction Date, the Company may terminate the Plan at any time by providing written notice to the Participants. In addition, the Plan shall automatically terminate on December 31, 2018 if no Change in Control has occurred prior to such time; provided, that, following such time, the Plan shall automatically be extended for additional one year terms unless the Company determines otherwise prior to the end of the then-current term. If the Plan is terminated, then no Participant shall be entitled to any payments hereunder.
7.3.        Withholding. The Company shall have the right to reduce any payment under the Plan to satisfy any requirement under federal, state, local or other applicable law to withhold taxes or otherwise make deductions from any benefit payable under the Plan.
7.4.        Right to Employment. Nothing in the Plan shall be construed as giving any Participant the right to continue in the employment of the Company. Nothing in the Plan shall diminish the Company’s right to terminate a Participant’s employment at any time for any reason.
7.5.        No Assignment. A Participant may not, except by the laws of descent and distribution, alienate, assign, transfer or otherwise encumber any of his or her benefits under the Plan for any purpose whatsoever, and any attempt to do so shall be disregarded as null and void.
7.6.        Governing Law and Construction. This Plan shall be construed in accordance with the law of the State of California, without regard to conflict of laws provisions, to the extent not preempted by federal law.
Adopted this 3rd day of March, 2017.

By:______________________________
Title:_____________________________

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